Exhibit 10.1

PLAN OF ARRANGEMENT

Under Section 288 of the Business Corporations Act (British Columbia)

concerning

D-Wave Systems Inc.

ARTICLE 1

INTERPRETATION

1.1	Definitions

For the purposes of this Plan of Arrangement, the following have the respective meanings set forth below:

“Affected Person” has the meaning set forth in Section 4.5(a);

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto;

“Arrangement” means an arrangement under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Transaction Agreement and this Plan of Arrangement or made at the direction of the Court in accordance with the Final Order with the prior written consent of SPAC and the Company, each such consent not to be unreasonably withheld, conditioned or delayed;

“Arrangement Effective Time” means the time immediately following the consummation of the Merger.

“BCBCA” means the Business Corporations Act (British Columbia);

“Broker” has the meaning set forth in Section 4.5(b)(i);

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, Wilmington, Delaware and Vancouver, British Columbia are open for the general transaction of business;

“CallCo” means DWSI Canada Holdings ULC, a British Columbia unlimited liability company and a direct, wholly-owned subsidiary of NewCo;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Company” means D-Wave Systems Inc., a company existing under the BCBCA;

“Company Arrangement Resolution” means a special resolution of the Company Shareholders in respect of the Arrangement to be considered at the Company Shareholders Meeting, in substantially the form attached to the Transaction Agreement as Exhibit D;

“Company Common Shares” means the common shares in the capital of the Company;

“Company Equity Plan” has the meaning set forth in the Transaction Agreement;

“Company Fully Diluted Shares” means the sum of (without duplication) (a) the aggregate number of Company Common Shares issued and outstanding immediately prior to the Effective Time determined on an as converted to Company Common Share basis (including, for the avoidance of doubt, the number of Company Common Shares issuable upon conversion of the Company Preferred Shares, other than the Class B3 Preferred Shares, based on the then applicable conversion ratio or conversion price thereof), (b) the aggregate number of Company Common Shares issuable upon exercise of all Company Options, whether vested or unvested, and (c) the aggregate number of Company Common Shares issuable upon the exercise of all Company Warrants, whether vested or unvested;

“Company Information Circular” has the meaning set forth in the Transaction Agreement;

“Company Option” means, as of any determination time, each option to purchase Company Common Shares granted under the Company Equity Plan that is outstanding and unexercised, whether vested or unvested;

“Company Preferred Shares” means the Class A Preferred Shares, Class B1 Preferred Shares, Class B2 Preferred Shares and Class B3 Preferred Shares in the capital of the Company;

“Company Securityholders” means Holders of Company Shares, Company Options and Company Warrants;

“Company Shareholders” means Holders of Company Shares as of any determination time prior to the Arrangement Effective Time;

“Company Shareholders Meeting” has the meaning set forth in the Transaction Agreement;

“Company Shares” means, collectively, the Company Preferred Shares and the Company Common Shares;

“Company Warrants” means, as of any determination time, each warrant to purchase Company Shares that is outstanding and unexercised, whether vested or unvested;

“Consideration” has the meaning set forth in the Transaction Agreement;

“Consideration Shares” means NewCo Common Shares and the Exchangeable Shares;

“Court” means the Supreme Court of British Columbia;

“Depositary” means a bank or trust company selected by SPAC in its reasonable discretion and reasonably acceptable to the Company, which Depositary will perform the duties described in a depositary agreement in form and substance reasonably acceptable to the parties;

“Dissent Rights” has the meaning set forth in Section 5.1;

“Dissenting Shareholder” means any registered Company Shareholder as of the record date for the Company Shareholders Meeting who has properly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such Dissent Rights and who is ultimately determined to be entitled to be paid the fair value of its Company Shares;

“Effective Date” means the effective date of the Arrangement, being the date as the Company and ExchangeCo agree in writing;

“Effective Time” has the meaning set forth in the Transaction Agreement;

“Electing Company Shares” has the meaning set forth in Section 3.1(f);

“Election Deadline” 5:00 p.m. (Vancouver time) on the date of the Company Shareholders Meeting;

“Eligible Holder” means a Company Shareholder that is: (a) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; (b) a partnership, any member of which is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (c) Public Sector Pension Investment Board;

“Exchangeable Share Proration Factor” means the fraction, rounded to six decimal places, the numerator of which is the Maximum Number of Electing Shares and the denominator of which is the Total Elected Exchangeable Share Consideration;

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be consistent with the terms set out in the Exchangeable Share Term Sheet, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Exchangeable Share Support Agreement” means an agreement to be made among NewCo, CallCo and ExchangeCo on the Effective Date and in connection with this Plan of Arrangement consistent with the terms set out in the Exchangeable Share Term Sheet, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Exchangeable Share Term Sheet” means the term sheet summarizing the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares as set forth in Exhibit F to the Transaction Agreement;

“Exchangeable Shares” means the exchangeable shares in the capital of ExchangeCo;

“ExchangeCo” means D-Wave Quantum Technologies Inc., a British Columbia corporation and a direct, wholly-owned subsidiary of CallCo;

“ExchangeCo Common Shares” means the shares of ExchangeCo’s non-par value common stock;

“Final Order” means the final order of the Court, pursuant to Section 291 of the BCBCA, in a form acceptable to the Company and SPAC, each acting reasonably, approving the Arrangement, as such order may be amended by the Court, provided that any such amendment is reasonably acceptable to each of the Company and SPAC, or with the consent of both the Company and SPAC, each such consent not to be unreasonably withheld, conditioned or delayed, at any time prior to the Arrangement Effective Time or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to each of both the Company and SPAC, each acting reasonably;

“Governmental Entity” means any United States, Canadian, international or other (a) federal, state, provincial, local, municipal or other government entity, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private);

“Holders” means (a) when used with reference to the Company Shares, the holders thereof shown from time to time in the central securities registers of the Company and, where the context so provides, includes joint holders of such Company Shares, (b) when used with reference to the Company Options, the holders thereof shown from time to time in the register maintained by or on behalf of the Company in respect of Company Options, and (c) when used with reference to the Company Warrants, the holders thereof shown from time to time in the register maintained by or on behalf of the Company in respect of Company Warrants;

“Interim Order” means the interim order of the Court as contemplated by Section 4.1(a) of the Transaction Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to the Company and SPAC, each acting reasonably, providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended by the Court or with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of the Company and SPAC;

“Law” means any federal, state, local, provincial, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter;

“Lien” has the meaning set forth in the Transaction Agreement except that the definition shall not include the voting, transfer and similar restrictions on the Company Shares as set out in the Shareholder Agreements.

“Letter of Transmittal and Election Form” means the letter of transmittal and election form(s) for use by registered Company Shareholders, in the form accompanying the Company Information Circular (which shall be reasonably acceptable to ExchangeCo) or in any other form reasonably acceptable to ExchangeCo and the Company, providing for the Company Shareholder’s election with respect to the Consideration and which shall specify that delivery shall be effected, and risk of loss and title to the share certificates representing the applicable Company Shares shall pass, only upon proper delivery of such share certificates (or effective affidavits of loss in lieu thereof) to the Depositary and which shall be in such form and have such other customary provisions as the Company may specify (which shall be reasonably acceptable to ExchangeCo);

“Maximum Number of Electing Shares” means, as of immediately following the Transactions, the number equal to (a) the sum of (i) the aggregate number of NewCo Common Shares issued and outstanding, plus (ii) the aggregate number of NewCo Common Shares issuable upon the exercise of all NewCo Warrants, whether vested or unvested, plus (iii) the maximum issuable aggregate number of Exchangeable Shares assuming that Section 3.4 does not apply, plus (iv) the aggregate number of NewCo Common Shares issuable upon the exercise or conversion of any other securities, multiplied by (b) 19.9%;

“Maximum Number of PSP NewCo Common Shares” means the number of NewCo Common Shares (including the NewCo Common Shares held by Public Sector Pension Investment Board as a result of the Merger) to which are attached 29.9% of the votes that may be cast to elect or remove the directors of NewCo;

“Merger” has the meaning set forth in the Transaction Agreement.

“NewCo” means D-Wave Quantum Inc., a Delaware corporation and a direct, wholly-owned subsidiary of SPAC.

“NewCo Common Shares” means the shares of NewCo’s common stock, par value $0.01 per share.

“NewCo Common Share Adjustment Factor” means a number, rounded to six decimal places, equal to one minus the Exchangeable Share Proration Factor.

“Non-Electing Company Shares” has the meaning set forth in Section 3.1(d).

“Other Withholding Agent” has the meaning set forth in Section 4.5(a).

“Per Share Consideration” means the number of applicable Consideration Shares equal to (a) the Consideration divided by (b) the number of Company Fully Diluted Shares; provided that with respect to the Class B3 Preferred Shares in the capital of the Company, “Per Share Consideration” means zero Consideration Shares.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity;

“Plan of Arrangement”, “hereof”, “herein”, “hereunder”, and similar expressions refer to this Plan of Arrangement and not to any particular Article, Section or other portion hereof and includes any agreement or instrument supplementary or ancillary hereto;

“Public Sector Pension Investment Board” means Public Sector Pension Investment Board and its controlled affiliates;

“Shareholder Agreements” has the meaning set forth in the Transaction Agreement;

“SPAC” means DPCM Capital, Inc., a Delaware corporation;

“SPAC Class B Shares” means the shares of SPAC’s Class B common stock, par value $0.0001 per share;

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary;

“Tax” has the meaning set forth in the Transaction Agreement;

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder;

“Total Elected Exchangeable Share Consideration” has the meaning set forth in Section 3.4(b);

“Transaction Agreement” means the Transaction Agreement dated February 7, 2022 by and among SPAC, DWSI Holdings Inc., the Company, CallCo, ExchangeCo and NewCo as the same may be amended, modified or supplemented from time to time in accordance therewith, prior to the Effective Time, providing for, among other things, the Arrangement;

“Transactions” has the meaning set forth in the Transaction Agreement;

“Trustee” means a trustee to be mutually chosen by NewCo and the Company, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement and any successor trustee appointed under the Voting and Exchange Trust Agreement;

“Voting and Exchange Trust Agreement” means an agreement to be made between NewCo, ExchangeCo, CallCo and the Trustee in connection with this Plan of Arrangement; and

“Withholding Obligation” has the meaning set forth in Section 4.5(a).

1.2	Headings and References

The division of this Plan of Arrangement into Articles and sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, references to Articles and sections are to Articles and sections of this Plan of Arrangement.

1.3	Time Periods

Unless otherwise specified, time periods within, or following, which any payment is to be made, or act is to be done, shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.4	Currency

All sums of money which are referred to in this Plan of Arrangement are expressed in the lawful currency of the United States unless otherwise specified.

1.5	Time

Unless otherwise indicated, all times expressed herein or in any Letter of Transmittal and Election Form are to local time, Vancouver, British Columbia.

1.6	Construction

In this Plan of Arrangement:

(a)	the context otherwise requires, words importing the singular include the plural and vice versa and words denoting any gender include all genders;

(b)	the word “including” or “includes” shall mean “including (or includes) without limitation”; and

(c)

reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation or rule which amends, supplements or supersedes any such statute or any such regulation or rule.

1.7	Governing Law

This Plan of Arrangement shall be governed by and construed in accordance with the BCBCA, and the Laws of the Province of British Columbia and other federal Laws of Canada applicable therein.

ARTICLE 2

PURPOSE AND EFFECT OF THE PLAN OF ARRANGEMENT

2.1	Plan of Arrangement

This Plan of Arrangement is made pursuant to, is subject to the provisions of and forms part of, the Transaction Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set out herein.

2.2	Effectiveness

This Plan of Arrangement and the Arrangement will become effective, and will be binding, at and after the times referred to in Section 3.1 on: (a) the Company, (b) SPAC, (c) ExchangeCo, (d) CallCo, (e) NewCo, (f) all Company Securityholders (including Dissenting Shareholders), (g) all holders of Exchangeable Shares, (h) the Depositary, (i) the Trustee and (j) all other Persons, in each case without any further authorization, act or formality on the part of the Court or any Person from and after the Arrangement Effective Time.

ARTICLE 3

THE ARRANGEMENT

3.1	Arrangement

Commencing immediately following the Arrangement Effective Time, pursuant to the Arrangement, the following transactions shall occur and shall be deemed to occur in the order in which they appear without any further act or formality, effective as at five (5) minute intervals (in each case, unless otherwise specified) starting at the Arrangement Effective Time:

(a)

Cancellation of Other Securities. All securities of the Company, other than the Company Shares, the Company Options and the Company Warrants, shall be and be deemed to have been surrendered to the Company and terminated and cancelled by the Company on a basis that does not entitle the holders thereof to any consideration and, thereafter, neither the holders of any such security nor the Company will have any rights, liabilities or other obligations in respect thereof.

(b)

Amendment of Company Equity Plan. The Company Equity Plan be amended to clarify that the term “merger” as it is used in Section 13.5(b) of the Company Equity Plan means “the acquisition or establishment, direct or indirect, by one or more persons, whether by purchase or lease of shares or assets, by amalgamation, arrangement or by combination or otherwise, of control over or significant interest in the whole or a part of a business of a competitor, supplier, customer or other person”. This amendment allows existing options to be exercisable for shares of NewCo.

(c)

Dissenting Shareholders. The outstanding Company Shares held by Dissenting Shareholders shall be deemed to be transferred by the Holders thereof to CallCo without any further authorization, act or formality by such Holders, in consideration for the right to receive an amount determined and payable in accordance with Article 5, and

(i)

such Dissenting Shareholders shall cease to be the holders of such Company Shares and to have any rights as holders of such Company Shares other than the right to be paid fair value by CallCo for such Company Shares as set out in Article 5;

(ii)	the names of such Dissenting Shareholders will be removed from the central securities registers of Company Shares; and

(iii)

CallCo shall be deemed to be the legal and beneficial owner of such Company Shares so transferred, free and clear of all Liens and shall be recorded as the registered Holder thereof on the register of holders of Company Shares, as applicable.

(d)

Non-Electing Company Shares. Subject to Section 3.3, Section 3.4 and Section 3.6, each outstanding Company Share, other than Company Shares held by (A) Dissenting Shareholders described in Section 3.1(c), and (B) Holders who have submitted a Letter of Transmittal and Election Form in accordance with Section 3.2 with respect to such Company Shares (collectively, the “Non-Electing Company Shares”) will be transferred by the Holders thereof to CallCo without any further authorization, act or formality by such Holders, in exchange for Per Share Consideration in the form of NewCo Common Shares, and

(i)

the Holders of such Non-Electing Company Shares shall cease to be the holders of such Non-Electing Company Shares and to have any rights as holders of such Non-Electing Company Shares other than the right to receive Per Share Consideration in the form of NewCo Common Shares in accordance with this Plan of Arrangement;

(ii)	the names of such Holders will be removed from the central securities registers for the Non-Electing Company Shares; and

(iii)

CallCo shall be deemed to be the legal and beneficial owner of such Non-Electing Company Shares so transferred, free and clear of all Liens, and shall be recorded as the registered Holder thereof on the central securities registers for the Non-Electing Company Shares.

(e)

CallCo’s Company Shares. Each outstanding Company Share held by CallCo pursuant to Section 3.1(c) and Section 3.1(d), and any other Company Share held by CallCo for any other reason, will be transferred by CallCo to ExchangeCo without any further authorization, act or formality by CallCo, in exchange for the issuance of ExchangeCo Common Shares to CallCo, and

(i)

CallCo shall cease to be the holder of such Company Shares and to have any rights as holder of such Company Shares other than the right to receive ExchangeCo Common Shares in accordance with this Plan of Arrangement;

(ii)	CallCo’s name will be removed from the central securities registers for the Company Shares; and

(iii)

ExchangeCo shall be deemed to be the legal and beneficial owner of such Company Shares so transferred, free and clear of all Liens, and shall be recorded as the registered Holder thereof on the central securities registers for the Company Shares.

(f)

Electing Company Shares. Subject to Section 3.3, Section 3.4 and Section 3.6, each outstanding Company Share held by Holders who have submitted a Letter of Transmittal and Election Form in accordance with Section 3.2 with respect to such Company Shares (collectively, the “Electing Company Shares”) will be transferred by the Holders thereof to ExchangeCo without any further authorization, act or formality by such Holders, in exchange for Per Share Consideration in the form of Exchangeable Shares, and

(i)

the Holders of such Electing Company Shares shall cease to be the holders of such Electing Company Shares and to have any rights as holders of such Electing Company Shares other than the right to receive Per Share Consideration in the form of Exchangeable Shares in accordance with this Plan of Arrangement;

(ii)	the names of such Holders will be removed from the central securities registers for the Company Shares; and

(iii)

ExchangeCo shall be deemed to be the legal and beneficial owner of such Electing Company Shares so transferred, free and clear of all Liens, and shall be recorded as the registered Holder thereof on the central securities registers for the Company Shares, such that following the transactions contemplated by Section 3.1(c), Section 3.1(d), Section 3.1(e) and this Section 3.1(f), ExchangeCo shall be the legal and beneficial owner of 100% of the Company Shares;

(g)

Documents in Support of Exchangeable Share Structure. Contemporaneously with the step contemplated in Section 3.1(f), (i) NewCo, ExchangeCo and CallCo shall execute the Exchangeable Share Support Agreement, (ii) NewCo, ExchangeCo, CallCo and the Trustee shall execute the Voting and Exchange Trust Agreement, and (iii) NewCo, all holders of SPAC Class B Shares and all Company Shareholders shall be deemed to be parties to the Registration Rights and Lock-Up Agreement as if they had executed such agreement.

(h)

Termination of the Shareholder Agreements. The Shareholder Agreements shall be deemed to be terminated without any further act or formality on the part of the Company Shareholders and each Company Shareholder will be deemed to have irrevocably and unconditionally released and discharged the Company and its Subsidiaries from any and all claims which such Company Shareholder has now, or may have in the future, against the Company or any of its Subsidiaries, relating to or arising out of the Shareholder Agreements existing up to an including the Arrangement Effective Time, other than any rights under the Transaction Agreement or this Plan or Arrangement, all provided that Section 4.3 of the Shareholder Agreement between the Company and certain of its shareholders dated April 14, 2020, as amended will continue to survive in accordance with Section 9.4 of that agreement.

3.2	Consideration Elections

With respect to the transfer and assignment of Company Shares pursuant to Section 3.1(f):

(a)

subject to Section 3.3 and Section 3.4, each Company Shareholder who is an Eligible Holder who is entitled to receive Consideration Shares under this Plan of Arrangement in the form of NewCo Common Shares is entitled to elect to receive such Consideration Shares instead in the form of Exchangeable Shares;

(b)

the election provided for in Section 3.2(a) shall be made by a Company Shareholder who is an Eligible Holder by depositing with the Depositary, prior to the Election Deadline, a duly completed Letter of Transmittal and Election Form indicating such Company Shareholder’s election, together with certificates (if any) representing such Company Shareholder’s Electing Company Shares;

(c)	any Letter of Transmittal and Election Form, once deposited with the Depositary, shall be irrevocable and may not be withdrawn by a Company Shareholder; and

(d)

any Company Shareholder who does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form together with certificates (if any) representing the Electing Company Shares prior to the Election Deadline, or otherwise fails to comply with the requirements of this Section 3.2 or of the Letter of Transmittal and Election Form, shall be deemed to have elected to receive NewCo Common Shares.

3.3	Public Sector Pension Investment Board

Notwithstanding any provision herein to the contrary, each outstanding Company Share held by Public Sector Pension Investment Board shall be deemed to be a Non-Electing Company Share pursuant to Section 3.1(d), provided, the maximum aggregate number of NewCo Common Shares to be held by Public Sector Pension Investment Board immediately following the transactions in Section 3.1(d) shall equal the Maximum Number of PSP NewCo Common Shares and the remainder of the Consideration payable to Public Sector Pension Investment Board shall be satisfied in Exchangeable Shares in accordance with Section 3.1(f).

3.4	Exchangeable Share Proration

Notwithstanding any provision herein to the contrary:

(a)

the maximum aggregate number of Exchangeable Shares to be issued to the Holders of Electing Company Shares pursuant to Section 3.1(f) (other than Public Sector Pension Investment Board) shall equal the Maximum Number of Electing Shares; and

(b)

in the event that the aggregate number of Exchangeable Shares that would otherwise be payable to Holders of Electing Company Shares pursuant Section 3.1(f) (other than Public Sector Pension Investment Board) but for the application of this Section 3.4 (the “Total Elected Exchangeable Share Consideration”) exceeds the Maximum Number of Electing Shares, then:

(i)

the number of Exchangeable Shares issuable in respect of each Company Share transferred to ExchangeCo by Holders of Electing Company Shares (other than Public Sector Pension Investment Board) pursuant to Section 3.1(f) shall be determined by multiplying the Per Share Consideration by the Exchangeable Share Proration Factor; and

(ii)

the balance of the Per Share Consideration issuable in respect of each Company Share transferred to ExchangeCo by Holders of Electing Company Shares (other than Public Sector Pension Investor Board) pursuant to Section 3.1(f) shall be satisfied in NewCo Common Shares, the number of which shall be determined by multiplying the Per Share Consideration by the NewCo Common Share Adjustment Factor.

3.5	Tax Election

Each beneficial owner of Company Shares who is an Eligible Holder (other than an Eligible Holder described in paragraph (c) of the definition of Eligible Holder), and who has validly elected (or for whom the registered holder has validly elected on such beneficial owner’s behalf) to receive Exchangeable Shares shall be entitled to make an income tax election pursuant to subsection 85(1) of the Tax Act, or subsection 85(2) of the Tax Act if such beneficial owner is a partnership (and in each case, where applicable, the analogous provisions of provincial income tax Law), with respect to the transfer of its Company Shares to ExchangeCo and the receipt of Consideration in respect thereof by providing two signed copies of the necessary prescribed election form(s) (or equivalent information through an alternative document or platform, at ExchangeCo’s discretion) to the Depositary within sixty (60) days following the Effective Date, duly completed with the details of the number of Company Shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms being correct and complete and complying with the provisions of the Tax Act (and applicable provincial income tax Law), the forms will be signed by ExchangeCo and returned to such former beneficial owner of Company Shares within sixty (60) days after the receipt thereof by the Depositary for filing with the Canada Revenue Agency (or the applicable provincial taxing authority) by such former beneficial owner. ExchangeCo will not be responsible for the proper completion of any election form and, except for ExchangeCo’s obligation to return (within sixty (60) days after the receipt thereof by the Depositary) duly completed election forms which are received by the Depositary within sixty (60) days of the Effective Date, ExchangeCo will not be responsible for any taxes, interest or penalties resulting from the failure by a former beneficial owner of Company Shares to properly complete or file the election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation).

3.6	No Fractional Shares

No fractional Consideration Shares or ExchangeCo Common Shares, or certificates or scrip representing fractional Consideration Shares or ExchangeCo Common Shares, will be issued to Company Shareholders or CallCo (as applicable), and such fractional share interests will not entitle the owner thereof to the rights of a stockholder of NewCo or shareholder of ExchangeCo, as applicable. Any fractional Consideration Shares or ExchangeCo Common Shares to be issued in connection with the Arrangement will be rounded down to the nearest whole number of Consideration Shares or ExchangeCo Common Shares, and no payment or other adjustment shall be made with respect to the fractional interest so disregarded.

3.7	Company Warrants

For greater clarity, all Company Warrants will continue to exist and shall be exercisable for Newco Common Shares in accordance with their terms.

ARTICLE 4

EXCHANGE OF CERTIFICATES AND DELIVERY OF CONSIDERATION

4.1	Delivery of Consideration

(a)

At or prior to the Arrangement Effective Time, CallCo or ExchangeCo shall deposit or cause to be deposited with the Depositary, for the benefit of each Company Shareholder (other than the Dissenting Shareholders in respect of their applicable Company Shares), NewCo Common Shares and Exchangeable Shares to which each such Company Shareholder is entitled pursuant to Section 3.1(d) and Section 3.1(f), as applicable, upon the transfer of the Company Shares in accordance with those Sections, which NewCo Common Shares and Exchangeable Shares shall be held by the Depositary, following the Arrangement Effective Time, as agent and nominee for such former Company Shareholders for distribution to such former holders in accordance with the provisions of this Article 4.

(b)

Upon surrender by a Company Shareholder (other than a Dissenting Shareholder) to the Depositary of a certificate which immediately prior to the Arrangement Effective Time represented one or more Company Shares, together with a duly completed and executed Letter of Transmittal and Election Form and any other documents reasonably requested by NewCo, CallCo, ExchangeCo or the Depositary, the registered Holder of such surrendered certificate(s) of Company Shares shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Company Shareholder, as soon as practicable after the Arrangement Effective Time, the Consideration Shares that such Company Shareholder has the right to receive pursuant to Section 3.1(d) or Section 3.1(f), less any amounts withheld pursuant to Section 4.5, and any certificate of Company Shares so surrendered shall forthwith be cancelled.

(c)

Until surrendered for cancellation as contemplated by this Section 4.1, each certificate that immediately prior to the Arrangement Effective Time represented one or more Company Shares (other than Company Shares held by NewCo, CallCo, ExchangeCo or any of their respective Subsidiaries) shall be deemed at all times after the Arrangement Effective Time to represent only the right to receive upon such surrender the Consideration Shares that the holder of such certificate is entitled to receive in the manner contemplated by this Section 4.1, less any amounts withheld pursuant to Section 4.5.

(d)

In the event of the surrender of a certificate of Company Shares that is not registered in the transfer records of the Company under the name of the Person surrendering such certificate, the Consideration to which the registered Holder is entitled pursuant to Section 3.1 shall be paid to such a transferee if such certificate is presented to the Depositary and such certificate is duly endorsed or is accompanied by all documents required to evidence and effect such transfer and to evidence to the satisfaction of NewCo that (i) any applicable stock transfer Taxes or any other Taxes required by reason of such payments being made in a name other than the registered Holder have been paid or (ii) no such Taxes are payable.

(e)

Any portion of the Consideration Shares deposited with the Depositary that remains unclaimed by the Holders and other eligible Persons in accordance with this Article 4 following one year after the Arrangement Effective Time shall be delivered to NewCo, and any Holder who has not previously complied with this Article 4 shall thereafter look only to ExchangeCo, CallCo and NewCo for, and, subject to Section 4.4, ExchangeCo, CallCo and NewCo shall remain liable for, satisfaction of such Holder’s claim for payment under this Section 4.1.

4.2	Distributions with respect to Unsurrendered Certificates

(a)

No dividends or other distributions declared or made after the Arrangement Effective Time with respect to Company Shares with a record date after the Arrangement Effective Time shall be delivered to the Holder of any unsurrendered certificate which immediately prior to the Arrangement Effective Time represented outstanding Company Shares that were transferred pursuant to Section 3.1.

(b)

No dividends or other distributions declared or made after the Arrangement Effective Time with respect to NewCo Common Shares or Exchangeable Shares with a record date after the Arrangement Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Arrangement Effective Time, represented outstanding Company Shares that were transferred pursuant to Section 3.1 unless and until the holder of such certificate shall have complied with the provisions of Section 4.1 or Section 4.3. Subject to applicable Law and to Section 4.5, at the time of such compliance, there shall, in addition to the delivery of Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Arrangement Effective Time theretofore paid with respect to such NewCo Common Shares or Exchangeable Shares.

4.3	Lost Certificates

In the event any certificate which immediately prior to the Arrangement Effective Time represented one or more outstanding Company Shares that were transferred pursuant to Section 3.1 is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration that such Holder has the right to receive in accordance with Section 3.1, deliverable in accordance with such Holder’s Letter of Transmittal and Election Form. When authorizing such exchange for any lost, stolen or destroyed certificate, the Person to whom such Consideration is to be delivered shall, as a condition precedent to the delivery of such Consideration, give a bond satisfactory to ExchangeCo, the Company, CallCo and the Depositary (each acting reasonably) or otherwise indemnify ExchangeCo, CallCo, the Company and their respective Affiliates in a manner satisfactory to ExchangeCo, CallCo and the Company (each acting reasonably) against any claim that may be made against ExchangeCo, CallCo, the Company or their respective Affiliates with respect to the certificate alleged to have been lost, stolen or destroyed.

4.4	Extinction of Rights

Any certificate which immediately prior to the Arrangement Effective Time represented outstanding Company Shares that were transferred pursuant to Section 3.1, and not duly surrendered, with all other instruments required by Section 4.1, on or prior to the sixth (6th) anniversary of the Effective Date shall cease to represent a claim or interest of any former Company Shareholder of any kind or nature against NewCo, CallCo, ExchangeCo, the Company or any of their respective Affiliates. On such date, all Consideration to which the former Holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to CallCo or ExchangeCo, as applicable, by the Depositary and NewCo Common Shares and Exchangeable Shares forming part of the Consideration shall be deemed to be cancelled.

4.5	Withholding Rights

(a)

Notwithstanding anything to the contrary contained herein, each of NewCo, ExchangeCo, CallCo, the Company, the Depositary and any other Person that has any withholding obligation with respect to any amount paid or deemed paid hereunder (any such Person, an “Other Withholding Agent”) shall be entitled to deduct and withhold or direct NewCo, ExchangeCo, CallCo, the Company, the Depositary or any Other Withholding Agent to deduct and withhold on their behalf, from any consideration paid, deemed paid or otherwise deliverable to any Person hereunder (an “Affected Person”) such amounts as are required to be deducted or withheld with respect to such payment or deemed payment under the Tax Act, the Code or any provision of any federal, provincial, territorial, state, local or other tax Law (a “Withholding Obligation”). To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the Affected Person to whom such amounts would otherwise have been paid or deemed paid, and such deducted or withheld amounts shall be timely remitted to the appropriate Governmental Entity as required by applicable Law.

(b)	NewCo, ExchangeCo, CallCo, the Company, the Depositary and any Other Withholding Agent shall also have the right to:

(i)

withhold and sell, or direct NewCo, ExchangeCo, CallCo, the Company, the Depositary or any Other Withholding Agent to deduct and withhold and sell on their behalf, on their own account or through a broker (the “Broker”), and on behalf of any Affected Person; or

(ii)

require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker to pay the proceeds of such sale to NewCo, ExchangeCo, CallCo, the Company, the Depositary or any Other Withholding Agent as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction), such number of NewCo Common Shares or Exchangeable Shares (or NewCo Common Shares exchanged therefor) delivered or deliverable to such Affected Person pursuant to this Plan of Arrangement or the Exchangeable Share Provisions as is necessary to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any Exchangeable Shares to be sold in accordance with this Section 4.5 shall first be exchanged for NewCo Common Shares in accordance with their terms and NewCo Common Shares delivered in respect of such Exchangeable Shares shall be sold. Any such sale of NewCo Common Shares shall be affected on a public market and as soon as practicable following the Effective Date. Each of NewCo, ExchangeCo, CallCo, the Company, the Depositary, the Broker or any Other Withholding Agent, as applicable, shall act in a commercially reasonable manner in respect of any withholding obligation; however, none of NewCo, ExchangeCo, CallCo, the Company, the Depositary, the Broker or any Other Withholding Agent will have or be deemed to have any fiduciary duty to any stockholder of NewCo or Holder of Company Shares (other than any Dissenting Shareholder) and will not be liable for any loss arising out of any sale of such NewCo Common Shares, including any loss relating to the manner or timing of such sales, the prices at which NewCo Common Shares are sold or otherwise.

4.6	No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any and all Liens or other claims of third parties of any kind.

4.7	Paramountcy

From and after the Arrangement Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all securities of the Company issued and outstanding prior to the Arrangement Effective Time, including Company Shares, Company Options and Company Warrants; (b) the rights and obligations of the Holders (registered or beneficial) of such securities, NewCo, CallCo, ExchangeCo, the Company and their respective affiliates, the Depositary and any transfer agent or other depositary therefor in relation to this Plan of Arrangement shall be solely as provided for in this Plan of Arrangement; and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any securities of the Company are deemed to have been settled, compromised, released and determined without liability except as set forth herein and in the Transaction Agreement.

4.8	Shares Fully Paid

All Consideration Shares and ExchangeCo Common Shares issued pursuant to this Plan of Arrangement shall be fully paid and non-assessable, and NewCo and ExchangeCo, respectively, shall be deemed to have received the full consideration therefor.

ARTICLE 5

RIGHTS OF DISSENT

5.1	Rights of Dissent

Registered Holders of Company Shares as of the record date for the Company Shareholders Meeting may exercise rights of dissent with respect to such Company Shares (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Sections 237 to 247 of the BCBCA as modified by this Article 5, as the same may be modified by the Interim Order; provided that, notwithstanding Subsection 242(1)(a) of the BCBCA, the written objection to the Company Arrangement Resolution referred to in Subsection 242(1)(a) of the BCBCA must be received by the Company c/o Blake, Cassels & Graydon LLP, Suite 2600 – 595 Burrard Street, Vancouver, B.C., V&X 1L3, Attention: Sean Boyle and Alexandra Luchenko, not later than 11:00 a.m. (Vancouver Time) on the date that is two (2) Business Days immediately prior to the Company Shareholders Meeting (as it may be adjourned or postponed from time to time). Holders of Company Shares who duly exercise Dissent Rights and who:

(a)

are ultimately determined to be entitled to be paid by CallCo fair value for their Company Shares shall: (i) be deemed to have transferred such Company Shares (free and clear of all Liens) to CallCo in accordance with, and as of the time stipulated in, Section 3.1(c); (ii) in respect of such Company Shares, be deemed to not have participated in the transactions in Article 3 (other than Section 3.1(c)); (iii) be entitled to be paid, subject to Section 4.5, the fair value of such Company Shares by CallCo, which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined as of the close of business on the day before the Company Arrangement Resolution was adopted at the Company Shareholders Meeting; and (iv) not be entitled to any other payment or consideration, including any payment or consideration that would be payable under the Arrangement had such Holders not exercised their Dissent Rights in respect of such Company Shares; or

(b)

are ultimately determined not to be entitled, for any reason, to be paid by CallCo fair value for their Company Shares, shall be deemed to have participated in the Arrangement in respect of such Company Shares on the same basis and at the same time as a Holder of Company Shares that is not a Dissenting Shareholder and who did not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline (and shall be entitled to receive the Consideration Shares in the same manner as such Holders).

5.2	Recognition of Dissenting Shareholders

(a)

In no case shall the Company, ExchangeCo, CallCo, NewCo, the Depositary or any other Person be required to recognize such Dissenting Shareholders as registered or beneficial Holders of Company Shares in respect of which Dissent Rights are sought to be exercised after the time stipulated in Section 3.1(c), and the names of such Dissenting Shareholders shall be deleted from the register of Holders of Company Shares, at the time stipulated in Section 3.1(c) and CallCo shall be the holder of the Company Shares so transferred and shall be deemed the legal and beneficial owner thereof free and clear of any Liens immediately following the completion of the transactions contemplated by Section 3.1.

(b)	In no circumstances shall ExchangeCo, CallCo, NewCo, the Company, the Depositary or any other Person be required to recognize a Person exercising Dissent Rights:

(i)

unless, as of the deadline for exercising Dissent Rights (as set forth in Section 5.1), such Person is the registered holder of those Company Shares in respect of which such Dissent Rights are sought to be exercised;

(ii)	if such Person has voted or instructed a proxy holder to vote such Company Shares in favor of the Company Arrangement Resolution; or

(iii)	unless such Person has strictly complied with the procedures for exercising Dissent Rights and does not withdraw such dissent prior to the Arrangement Effective Time.

(c)

In addition to any other restrictions in the Interim Order or the BCBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Company Options, or (ii) the holders of the Company Warrants (in each case, in their capacity as holders of Company Options or Company Warrants, as applicable).

ARTICLE 6

AMENDMENTS

6.1	Amendments

(a)

The Company, ExchangeCo, CallCo and NewCo reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that any such amendment, modification, and/or supplement must be (i) set out in writing, (ii) approved by the Company, ExchangeCo, CallCo and NewCo, (iii) filed with the Court and, if made after the Company Shareholders Meeting, approved by the Court subject to such conditions as the Court may impose, and (iv) communicated to Company Shareholders if and as required by the Court.

(b)

Any amendment, modification and/or supplement to this Plan of Arrangement may be proposed by the Company, ExchangeCo, CallCo or NewCo at any time prior to or at the Company Shareholders Meeting (provided that, in the case of any proposed amendment, modification and/or supplement proposed by ExchangeCo, CallCo or NewCo, the Company (subject to the Transaction Agreement) shall have consented thereto and, in the case of any proposed amendment, modification and/or supplement proposed by the Company, ExchangeCo, CallCo and NewCo (subject to the Transaction Agreement) shall have consented thereto) with or without any other prior notice or communication and, if so proposed and accepted by the Persons voting at the Company Shareholders Meeting, shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification and/or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Shareholders Meeting shall be effective only if (i) it is consented to by each of the Company, ExchangeCo, CallCo and NewCo (in each case, acting reasonably) and (ii) if such consent is required by the Court, it is consented to by the Company Shareholders voting in the manner directed by the Court.

(d)

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Company Shareholders Meeting without filing such amendment, modification or supplement with the Court or seeking Court approval, provided that it concerns a matter which, in the reasonable opinion of the Company, ExchangeCo, CallCo and NewCo, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the interest of any holder of Company Shares, Company Options or Company Warrants.

6.2	Termination

This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Transaction Agreement.

ARTICLE 7

FURTHER ASSURANCES

7.1	Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further authorization, act or formality, each of the parties to the Transaction Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.